CHANGE OF CONTROL SEVERANCE AGREEMENT
                   -------------------------------------

        Agreement (the "Agreement") dated as of December 1, 2000 (the "Effective Date") between Cooker Restaurant Corporation, an Ohio corporation (the "Company") and Dan Clay (the "Employee").
Preamble

        In oder to induce Employee to leave his previous employment and accept employment with the Company as Executive Vice President and Chief Operating Officer, the Company has agreed to enter into this agreement to insure Employee that should the ownership or control of the Company change significantly, and as a result of such Change of Control (as defined below), Employee's Employment is Terminated, or the terms of his employment are significantly changed to his detriment, Employee shall be entitled to a Severance Payment.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

        1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                Annual Compensation means the average annual base salary plus cash bonuses paid by the Company to the Employee in the previous two calendar years, or such lesser period as the Employee has been employed by the Company.

                Cause means: (a) conviction of a felony; or (b) the continuation, after notice and reasonable opportunity to cure, of any of the following: (i) a material failure to comply with any business conduct policy of the Company adopted by the board of directors of the Company; (ii) any material failure to faithfully perform duties imposed as an employee of the Company or to comply with the terms of this Agreement; (iii) a material failure to follow the expressed, lawful directives of the Board; or (iv) the occurrence of any Disability.

                Change of Control means a change of control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that, without limitation, such a change of control shall be deemed to have occurred if and when (i) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or (ii) individuals who were members of the board of directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors do not constitute a majority of the board of directors following such election.


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        Exhibit 10.32-Pg. 1



                Disability means inability to perform, taking into account the Americans with Disabilities Act, duties as a senior executive officer of the Company by reason of a medically determinable, physical or mental impairment which has lasted or can be expected to last for a continuous period of at least six months

                Good Cause.     Employee shall have Good Cause to terminate
his employment if, in anticipation of or within one year after a Change of Control: (i) the Company terminates his employment for any reason other than for Cause ; (ii) the Company makes a significant change in the nature or significant reduction in the scope of his authority or duties from those exercised or performed by him prior to the date on which a Change of Control occurs or otherwise breaches any provision of this Agreement in any material respect; (iii) he is required to remove his residence outside of Nashville, Tennessee, or contiguous counties; (iv) his base compensation or eligibility for bonuses is reduced; or (iv) he makes a reasonable, good faith determination that, as a result of a Change of Control and changed circumstances thereafter significantly affecting his position, he are unable to exercise the authority or perform the duties of his position as Executive Vice President and Chief Operating Officer.

        Terminating Event shall mean the termination by the Company of the employment of the Employee for without Cause or the termination by the Employee of his employment with the Company for Good Cause.

        2.      Severance Payment.      Upon the occurrence of a Terminating
Event on or within one year after the occurrence of a Change of Control, Employee shall be entitled to receive a severance payment equal to fifty per cent (50%) of his Annual Compensation.

        3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by air couner or first class or certified mail addressed as follows:

                If to the Employee: At the address specified at the foot of this Agreement

                If to the Company: Cooker Restaurant Corporation
                                   5500 Village Boulevard
                                   West Palm Beach, FL 33407
                                   Attn:  Vice President and Chief
                                   Financial Officer

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

        4. Governing Law. This Agreement shall be governed by, and construed in accordance with, (a) the laws of the State of Florida applicable to contracts made and to be performed wholly therein and


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(b) the laws of the State of Ohio applicable to corporations organized under the laws of such state.

        5. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreements.

        6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        7. Amendments. This Agreement, or any provisions hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered.

                                      COOKER RESTAURANT CORPORATION


                                      By:/s/Henry R. Hillenmeyer
                                         ------------------------------------
                                         Henry R. Hillenmeyer
                                         Chairman and Chief Executive Officer
ACCEPTED AND AGREED TO:

/s/Dan Clay
----------------------------
Signature:  Dan Clay

Social Security Number: ###-##-####
        [Required]      -----------

ADDRESS OF EMPLOYEE:
215 Cantrell Ave
Nashville, TN 37205


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